Exhibit 99.2

           Allied Capital Announces 2003 Financial Results

    WASHINGTON--(BUSINESS WIRE)--Feb. 18, 2004--Allied Capital
Corporation (NYSE:ALD) today announced 2003 financial results.

    Highlights for 2003

    --  Net income was $1.62 per share, or $192.0 million

    --  Net investment income was $1.65 per share, or $195.1 million

    -- Total net investment income and net realized gains was $2.28 per share, or $270.5 million

    -- Net unrealized depreciation was $0.66 per share, or $78.5 million

    -- Regular quarterly dividends totaled $2.28 per share, up from $2.20 in 2002

    --  Net asset value per share increased 5.1% to $14.94

    --  Shareholders' equity increased 23.8% to $1.91 billion

    -- New investments totaled $931.5 million for 2003, including $266.6 million in the fourth quarter

    Operating Results

    For the year ended December 31, 2003, Allied Capital reported net investment income of $195.1 million or $1.65 per share, as compared to $183.9 million or $1.77 per share for the year ended December 31, 2002. Net realized gains were $75.3 million or $0.63 per share for 2003, as compared to net realized gains of $44.9 million or $0.43 per share for 2002. The sum of net investment income and net realized gains was $270.5 million or $2.28 per share for 2003, as compared to $228.9 million or $2.21 per share for 2002.
    Net income for the year ended December 31, 2003, was $192.0 million, or $1.62 per share, after net unrealized depreciation of $78.5 million, or $0.66 per share. Net income for the year ended December 31, 2002, was $228.3 million or $2.20 per share, after net unrealized depreciation of $0.6 million or $0.01 per share. Net income can vary substantially from year to year primarily due to the recognition of realized gains or losses and changes in unrealized appreciation or depreciation, which vary from year to year.
    For the three months ended December 31, 2003, Allied Capital reported net investment income of $54.3 million or $0.43 per share, as compared to fourth quarter 2002 net investment income of $42.4 million or $0.40 per share. Net realized gains were $24.9 million or $0.20 per share for the fourth quarter of 2003, as compared to net realized losses of $12.1 million or $0.11 per share for the fourth quarter of 2002. The sum of net investment income and net realized gains or losses was $79.2 million or $0.62 per share for the fourth quarter of 2003, as compared to $30.3 million or $0.29 per share for the fourth quarter of 2002.
    Net income for the three months ended December 31, 2003, was $78.5 million or $0.62 per share after net unrealized depreciation of $0.7 million or $0.01 per share, as compared to net income of $53.4 million or $0.51 per share after net unrealized appreciation of $23.1 million or $0.22 per share for the fourth quarter of 2002. Net income can vary substantially from quarter to quarter primarily due to the recognition of realized gains or losses and changes in unrealized appreciation or depreciation, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
    During 2003, the company invested a total of $931.5 million. After total repayments of $338.2 million, asset sales of $445.8 million and valuation and other changes during the year, total assets were $3.02 billion at December 31, 2003, an 8.1% increase over total assets of $2.79 billion at December 31, 2002. Shareholders' equity increased 23.8% to $1.91 billion at December 31, 2003, from $1.55 billion at December 31, 2002. Net asset value per share increased 5.1% to $14.94 at December 31, 2003, from $14.22 at December 31, 2002.

    Portfolio Activity for 2003

    Allied Capital invested a total of $498.0 million in private finance investments and $433.5 million in commercial real estate investments in 2003. For the fourth quarter of 2003, total new loans and investments were $266.6 million. At December 31, 2003, the overall weighted average yield on the interest-bearing portfolio was 14.7%, as compared to 14.0% at December 31, 2002.

    Private Finance

    The private finance portfolio totaled $1.90 billion at December 31, 2003. Loans and debt securities, which totaled $1.21 billion at December 31, 2003, had a weighted average yield of 15.0%, as compared to 14.4% at December 31, 2002. During the fourth quarter of 2003, Allied Capital invested a total of $192.3 million in private finance. Significant new transactions during the fourth quarter of 2003 included:

    -- $50.0 million in subordinated debt with warrants to Wear Me Apparel Corp., a leading designer and marketer of licensed and private label children's apparel in the United States, to support a recapitalization transaction;

    -- $25.0 million in senior secured debt to Radiovisa, a Spanish-language radio company that produces syndicated and network radio programming, to support their acquisition of the fifth largest AM signal in California;

    -- $18.4 million in subordinated debt with warrants to Geotrace Technologies, Inc., a leading provider of subsurface imaging solutions and sophisticated reservoir analysis to the oil and gas industry worldwide, to support the acquisition of the company;

    -- $16.5 million in subordinated debt to Griffith Energy, Inc., a distributor of propane, heating oils, and power fuels to residential customers, wholesale customers, and independent gasoline dealers in the state of New York, to support the buyout of the company from its parent company, Energy East Corporation;

    -- $15.0 million in subordinated debt to Community Education Centers, a leading provider of privatized treatment and education services to adult and juvenile correctional and social services populations throughout the United States, to support a recapitalization. Allied Capital also has an unfunded commitment of $15.0 million, which will be available to the company for the financing of future development and expansion projects;

    -- $11.0 million in subordinated debt in Central Marketing, Inc., a sales and marketing agency providing outsourced sales, marketing, and merchandising services to the consumer packaged goods industry and a member of Advantage Sales & Marketing, LLC, to support a recapitalization transaction; and

    -- The purchase of $24.0 million in subordinated debt with warrants of Mercury Air Group, Inc. from a private lender.

    In addition during the fourth quarter of 2003, Allied Capital agreed to provide an approximate additional $151 million in the form of equity and subordinated debt to recapitalize and acquire a majority interest in Advantage Sales & Marketing, Inc. ("ASM"). This transaction is subject to customary closing conditions, including regulatory and shareholder approvals and certain other adjustments, and is anticipated to close in the first half of 2004.
    In the fourth quarter of 2003, Allied Capital signed a definitive purchase agreement to acquire Mercury Air Centers, Inc. Allied Capital has agreed to provide up to $70 million in debt and equity financing to complete the transaction. The closing of this transaction is subject to certain conditions, including the approval of the transaction by the shareholders of Mercury Air Group, Inc. It is anticipated that this transaction will close early in 2004. It is also anticipated that Mercury Air Group, Inc. will repay its $24 million subordinated debt obligation as part of the transaction.

    Commercial Real Estate Finance

    At December 31, 2003, the company's CMBS and CDO portfolio totaled $580.5 million and had a weighted average yield of 14.9%, as compared to 14.4% at December 31, 2002. During the fourth quarter of 2003, the company invested $27.4 million in two CDO transactions and $45.5 million in four CMBS transactions, including $34.3 million of investments in BB+, BB, and BB- rated bonds. In addition, the company sold BB+, BB, and BB- rated CMBS bonds totaling $158.8 million during the fourth quarter of 2003. The yield on the CMBS bond portfolio will fluctuate based on the mix of bond classes. The yield will be lower when the portfolio contains more higher-rated, lower-yielding BB+, BB, and BB- rated bonds. The unamortized discount on the CMBS bond portfolio totaled $617.4 million at December 31, 2003.

    Portfolio Quality

    Allied Capital employs a standard grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.
    At December 31, 2003, Grade 1 investments totaled $985.1 million, or 38.1% of the total portfolio at value; Grade 2 investments totaled $1.27 billion, or 49.2% of the total portfolio; Grade 3 investments totaled $212.4 million, or 8.2% of the total portfolio; Grade 4 investments totaled $34.7 million, or 1.4% of the total portfolio; and Grade 5 investments totaled $81.0 million, or 3.1% of the total portfolio. Included in Grade 4 and 5 investments are assets totaling $26.8 million that are secured by commercial real estate.
    For the total investment portfolio, loans and debt securities and CMBS bonds not accruing interest totaled $118.0 million at December 31, 2003. Loans and debt securities and CMBS bonds greater than 90 days past due were $129.6 million at value at December 31, 2003, or 5.0% of the total portfolio. Included in this category are secured commercial real estate loans and CMBS bonds valued at $44.0 million. At December 31, 2003, the company's CMBS investments included investments in the first loss, unrated bond class of 34 CMBS issuances. For these issuances, loans over 30 days delinquent or classified as real estate owned totaled 1.7% of the total outstanding principal balance of the underlying collateral pool.

    Liquidity and Capital Resources

    During 2003, Allied Capital raised a total of $422.0 million in new equity, including a total of $123.8 million in the fourth quarter of 2003. The company has a revolving line of credit with a committed amount of $532.5 million, which includes $70 million of new commitments received during the fourth quarter of 2003. The line of credit may be expanded through new or additional commitments up to $600 million, and is a two-year facility with the option to extend the maturity for one additional year under substantially similar terms. At December 31, 2003, there were no amounts drawn on the revolving line of credit. The amount available under the line at December 31, 2003, was $487.0 million, net of amounts committed for standby letters of credit of $45.5 million.
    At December 31, 2003, the company had a weighted average cost of debt of 7.5%. The company's regulatory asset coverage was 322% and the ratio of debt to equity was 0.50 to 1 at December 31, 2003. The company is required to maintain regulatory asset coverage of at least 200%.

    Quarterly Dividend of $0.57 Per Share Declared

    As previously released on February 2, 2004, the company declared a regular quarterly dividend of $0.57 per share for the first quarter of 2004. This dividend represents the company's 162nd consecutive quarterly dividend. The dividend is payable as follows:
-0-
*T

            Record date             March 12, 2004
            Payable date            March 31, 2004
*T

    The company's dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

    Webcast/ Conference Call at 10:15 a.m. EST on February 18, 2004

    The company will host a webcast/ conference call at 10:15 a.m. (EST) today to discuss 2003 financial results. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call; please reference the passcode "Allied Capital." International callers should dial (706) 645-0106. An archived replay of the event will be available on our web site or by calling (800) 642-1687 and referencing passcode "4956593". International callers, please dial
(706) 645-9291 to access the replay. For complete information about the webcast/ conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

    About Allied Capital

    Allied Capital is the nation's largest business development company and provides long-term debt and equity investment capital to companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities and collateralized debt obligation bonds and preferred shares. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at
(888) 818-5298, or e-mail us at ir@alliedcapital.com.

    Forward-looking Statements

    The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company's periodic filings with the Securities and Exchange Commission.



(in thousands, except per share amounts)    At December   At December
                                                31,           31,
                                               2003          2002
                                          --------------- ------------
                                            (unaudited)
ASSETS
Portfolio at value:
  Private finance                             $1,902,672   $1,743,215
  Commercial real estate finance                 681,927      744,952
                                          --------------- ------------
     Total portfolio at value                  2,584,599    2,488,167

Deposits of proceeds from sales of
 borrowed Treasury securities                     98,527      194,745
Accrued interest and dividends receivable         53,079       40,354
Other assets                                      69,498       59,867
Cash and cash equivalents                        214,167       11,186
                                          --------------- ------------

     Total assets                             $3,019,870   $2,794,319
                                          =============== ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable and debentures                  $954,200     $794,200
  Revolving line of credit                             -      204,250
  Obligations to replenish borrowed
   Treasury securities                            98,525      197,027
  Accounts payable and other liabilities          46,568       45,771
                                          --------------- ------------
     Total liabilities                         1,099,293    1,241,248

Preferred stock                                    6,000        7,000

Shareholders' equity:
  Common stock                                        13           11
  Additional paid-in-capital                   1,985,652    1,547,183
  Notes receivable from sale of common
   stock                                         (18,632)     (24,704)
  Net unrealized appreciation
   (depreciation) on portfolio                   (39,055)      39,411
  Undistributed (distributions
   in excess of) earnings                        (13,401)     (15,830)
                                          --------------- ------------
     Total shareholders' equity                1,914,577    1,546,071
                                          --------------- ------------

     Total liabilities and shareholders'
      equity                                  $3,019,870   $2,794,319
                                          =============== ============

Net asset value per common share                  $14.94       $14.22
Common shares outstanding                        128,118      108,698





                                   3 Months Ended       Year Ended
(in thousands, except per share     December 31,      December 31,
 amounts)
                                   2003      2002     2003      2002
                                 -------- --------- -------- ---------
Interest and Related Portfolio       (unaudited)   (unaudited)
 Income:
   Interest and dividends        $79,166   $68,753 $290,719  $264,042
   Premiums from loan
    dispositions                   2,891       725    8,172     2,776
   Fees and other income           7,958     8,537   30,338    43,110
                                 -------- --------- -------- ---------
     Total interest and related
      portfolio income            90,015    78,015  329,229   309,928
                                 -------- --------- -------- ---------
Expenses:
   Interest                       19,619    18,029   77,233    70,443
   Employee                       10,086     8,664   36,945    33,126
   Administrative                  6,992     8,591   22,387    21,504
                                 -------- --------- -------- ---------
      Total operating expenses    36,697    35,284  136,565   125,073
                                 -------- --------- -------- ---------

Net investment income before
 income taxes                     53,318    42,731  192,664   184,855

Income tax expense (benefit)        (936)      330   (2,466)      930
                                 -------- --------- -------- ---------

Net investment income             54,254    42,401  195,130   183,925

Net Realized and Unrealized Gains
 (Losses):
   Net realized gains (losses)    24,906   (12,135)  75,347    44,937
   Net change in unrealized
    appreciation or depreciation    (706)   23,090  (78,466)     (571)
                                 -------- --------- -------- ---------
     Total net gains (losses)     24,200    10,955   (3,119)   44,366
                                 -------- --------- -------- ---------

Net increase in net assets
 resulting from operations       $78,454  $53,356  $192,011  $228,291
                                 ======== ======== ========= =========

Diluted earnings per common share  $0.62    $0.51     $1.62     $2.20

Weighted average common shares
 outstanding - diluted           127,485  105,077   118,351   103,574

    CONTACT: Allied Capital Corporation, Washington
             Janet McCabe, 202-973-6344